RLHC Reports Fourth Quarter and Full Year 2015 Results
Delivers Double-Digit RevPAR growth for 2015
Executes Record 38 Franchise License and Management Agreements in 2015

SPOKANE, Wash., February 25, 2016 - (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLHC" or the "Company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today reported fourth quarter and full year 2015 results.
2015 Highlights

•	Increased RevPAR from comparable company operated hotels by 7.8% year-over-year in the fourth quarter and 10.4% for 2015

•	Grew ADR and Occupancy from comparable company operated hotels by 2.4% and 310 basis points year-over-year in the fourth quarter and 5.1% and 340 basis points in 2015, respectively

•	Launched the Company’s first upscale brand, Hotel RL; executed 8 agreements and opened 2 properties in the first year

•	Executed a record of 33 franchise license and 5 management agreements

•
Completed several joint venture transactions, including the sale of a 45% stake in 12 core hotels, the opening of the first Hotel RL in Baltimore and the second in Washington D.C and the acquisition of the Red Lion Hotel, Atlanta Airport

•	Expanded brand reach with the purchase of GuestHouse and Settle Inn, establishing presence in economy segment

•	Redeemed $30.8 million in debentures associated with the Company’s Trust Preferred Securities, reducing annual interest expense by approximately $2.9 million or $0.14 per share
“2015 was beyond transformational for RLHC. We are particularly pleased with the progress we have made to strengthen our balance sheet and reposition our business to be a nimble, high growth national hospitality company. Not only did we add three new brands to our portfolio, we solidified our position as a leading innovator with the implementation and growth of RevPak, our revolutionary guest management platform. Furthermore, we executed a company record 38 franchise and management contracts, bringing our overall system count to 124 hotels. As a result of our efforts in 2015, we realized our expectations of growing revenue at a rate that effectively offset the investments necessary to support this transformational year, while at the same time increasing the financial flexibility and capacity of our balance sheet,” said RLHC President and Chief Executive Officer Greg T. Mount.
Mr. Mount concluded, “As we begin 2016, we believe that our multi-brand offering coupled with our industry leading technology and digital marketing platform will continue to be a meaningful competitive advantage, allowing us to further accelerate the progression of our geographic reach and enhance our franchise growth nationwide. We are energized to build upon the significant momentum we have created thus far as we work to enhance the portfolio and our profitability for years to come.”
Full Year 2015 Results
Comparable revenue from Company operated hotels was $107.0 million, compared to $97.4 million for the same period a year ago, reflecting a 9.9% increase. The growth was primarily driven by the 10.4% comparable RevPar improvements and 6.9% growth in food and beverage revenue.
Year over year, comparable RevPAR grew 10.4% to $66.63 and was generated by a 5.1% increase in ADR to $95.62, and a 340 basis point improvement in occupancy. Comparable hotel gross operating profit margin expanded 280 basis points to 31.8% from 29.0%, primarily due to the expansion in ADR and disciplined expense management.

Franchise revenue grew by $2.4 million when compared to the prior year, primarily due to the acquisition of the GuestHouse and Settle Inn, a comparable mid-scale Franchise RevPar increase of 14.1% and the addition of new Red Lion franchised hotels. After adjusting for a $2.1 million one-time termination fee in the prior year period, total net segment revenue was up $4.5 million as compared to 2014. After adjusting for the one-time termination fee above and the non-comparable amortization fees for the GuestHouse acquisition, net segment profits were flat to 2014, primarily due to increased expenses for the expansion of our Franchise Development team. During 2015, the Company executed 33 franchise license agreements adding several key locations in support of its national growth strategy.
Entertainment revenue was $11.1 million compared to $17.1 million in the prior year due to fewer available high-demand shows. Profitability was impacted year-over-year due to the mix and number of shows compared to a robust line-up of show offerings in 2014.
Consolidated net income in 2015 grew 18.1% to $2.7 million compared to $2.3 million in 2014. The improvement is primarily attributable to gains from asset sales, offset by increased costs as the Company builds scale in the Hotel and Franchising businesses. Before any adjustments for special items, diluted earnings per share for 2015 increased 8.3% to $0.13 versus $0.12 in 2014.
After adjusting for special items, adjusted net loss per share for the full year 2015 was $0.40 versus adjusted net loss per share of $0.20 in 2014. Total Company Adjusted EBITDA for the year was $12.5 million compared to $13.4 million the prior year. The decrease is primarily attributable to the impact of the sale of seven hotels in 2014 and 2015, the reduction in Entertainment revenue, and the initial opening costs of new joint venture hotels, partially offset by improved performance in the core hotel segment.
Fourth Quarter 2015 Results
Comparable revenue from company operated hotels was $22.6 million, an increase of $1.5 million or 7.1% compared to the same period a year ago, generated primarily by growth in RevPAR. Comparable fourth quarter RevPAR grew 7.8% to $53.39 driven by a 2.4% improvement in ADR to $86.68 and a 310 basis point increase in occupancy. Comparable company operated hotel gross profit margin increased 8 basis points to 20.8% in the fourth quarter.
Franchise revenue reached $2.9 million, up 85.1% compared to the fourth quarter of 2014. Segment gross operating profit was $177,000 versus a loss of $171,000 in the same period of 2014.
Entertainment revenue for the fourth quarter was $3.5 million compared to $3.2 million in the prior year period driven by higher ticketing revenue compared to the same period in 2014. Segment gross operating profit was $443,700 versus $326,300 in the fourth quarter of 2014, reflecting a segment gross operating profit margin of 12.6%, up 230 basis points over in the same period last year.
Consolidated net loss in the fourth quarter of 2015 was $6.3 million compared to $4.4 million in the same period a year ago. This anticipated decrease was primarily due to the impact of hotel sales completed in early 2015, acquisition costs related to Hotel RL Washington DC, and the loss on the retirement of the debentures associated with the Company’s Trust Preferred Securities. Net loss per share for the fourth quarter of 2015 was $0.32 versus a loss per share of $0.22 in 2014.
After adjusting for special items, adjusted net loss per share for the fourth quarter 2015 was $0.31 versus an adjusted loss per share of $0.20 in 2014. Total company Adjusted EBITDA for the fourth quarter was a loss of $629,000 compared to Adjusted EBITDA of $313,000 in the prior year period.
Balance Sheet
At December 31, 2015, the Company had $35.2 million in cash and cash equivalents and restricted cash and $18.1 million in short-term investments. Additionally, at December 31, 2015, the Company had net outstanding debt of $87.6 million, borrowed by the Company’s joint venture entities.
Capital expenditures for the year ended December 31, 2015, totaled $19.5 million; the majority of which was funded with proceeds from debt financing associated with the Company’s joint ventures.
Subsequent Events
Subsequent to year-end, the Company announced the planned opening of a second full service Red Lion Hotel near Walt Disney World Resort in Orlando, Florida after executing a franchise license agreement with the owners. The hotel is currently undergoing extensive renovations and is planned to open by the end of the fourth quarter 2016.

Additionally, RLHC announced its third and fourth new builds and eighth and ninth locations overall for the Hotel RL flag which are expected to open in early 2017 in Brooklyn, New York and early 2019 in New York’s Long Island City, respectively.
The Company also announced the opening of its Red Lion Inn & Suites brand in Sacramento Midtown in Northern California which converted from an independent brand after completing extensive renovations.
On February 3, 2016, Shelbourne Falcon IV elected to purchase additional member interests of 14.54%, of RLS DC Venture, based on an aggregate purchase price of $1.5 million. Shelbourne Falcon IV, with a 28.59% member interest, is still considered a non-controlling interest in the consolidated financial statements. With the additional member interest, a gain of $0.2 million was recognized to additional paid in capital in February 2016

2016 Outlook
Based on the outlook for the markets in which the Company operates, and its current expectations, the following financial guidance for 2016 is being provided:

•	2016 RevPAR for comparable company operated hotels is expected to increase 3 to 5% over 2015

•	EBITDA is expected to be between $17 to $20 million

•	Capital expenditures are expected to range from $25 to $35 million

•	Addition of 25 to 35 hotels to the system-wide portfolio

Conference Call Information
The company will conduct a conference call on February 25 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President and Chief Financial Officer Jim Bell.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.
This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the RLHC website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 3:30 p.m. Pacific Time on February 25, 2016 through March 25, 2016, at (877) 660-6853 or (201) 612-7415 (International), using access code 13629657. The replay will also be available shortly after the call on the RLHC website.
About RLHC
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotel, Red Lion Inn & Suites, GuestHouse International and Settle Inn brands. Established in 1959, the company has 124 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2014, and in other documents filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact
Evelyn Infurna
O:203-682-8265
C:203-856-2088
Investor.relations@redlion.com

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except per share amounts)

	Three Months Ended December 31,
	2015	2014	$ Change	% Change
Revenue:
Company operated hotels	$25,094	$24,534	560	2.3
Other revenues from managed properties	1,312	—	1,312	n/m
Franchised hotels	2,916	1,575	1,341	85.1
Entertainment	3,521	3,165	356	11.2
Other	13	12	1	8.3
Total revenues	32,856	29,286	3,570	12.2
Operating expenses:
Company operated hotels	23,479	21,414	2,065	9.6
Other costs from managed properties	1,312	—	1,312	n/m
Franchised hotels	2,739	1,745	994	57.0
Entertainment	3,077	2,839	238	8.4
Other	8	82	(74)	(90.2)
Depreciation and amortization	3,711	3,196	515	16.1
Hotel facility and land lease	1,481	1,718	(237)	(13.8)
Gain on asset dispositions, net	(1,101)	(568)	(533)	93.8
General and administrative expenses	2,016	2,275	(259)	(11.4)
Total operating expenses	36,722	32,701	4,021	12.3
Operating income (loss)	(3,866)	(3,415)	(451)	13.2
Other income (expense):
Interest expense	(1,751)	(1,138)	(613)	53.9
Loss on early retirement of debt	(1,689)	—	(1,689)	n/m
Other income, net	(332)	135	(467)	(345.9)
Other income (expense)	(3,772)	(1,003)	(2,769)	276.1
Income (loss) before taxes	(7,638)	(4,418)	(3,220)	72.9
Income tax expense (benefit)	48	—	48	n/m
Net income (loss) from continuing operations	(7,686)	(4,418)	(3,268)	74.0
Discontinued operations:
Income (loss) from discontinued business units, net of income tax (benefit) expense of $0	—	—	—	n/m
Loss on disposal of the assets of the discontinued business units, net of income tax (benefit) expense of $0	—	—	—	n/m
Net income (loss) from discontinued operations	—	—	—	n/m
Net income (loss)	(7,686)	(4,418)	(3,268)	74.0
Net (income) loss attributable to noncontrolling interest	1,356	—	1,356	n/m
Net income (loss) attributable to Red Lion Hotels Corporation	(6,330)	(4,418)	(1,912)	43.3
Unrealized gains (losses) on cash flow hedge, net of tax	—	—	—	n/m
Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$(6,330)	$(4,418)	(1,912)	43.3
Earnings per share - basic
Income (loss) from continuing operations attributable to RLHC	$(0.32)	$(0.22)
Income (loss) from discontinued operations	—	—
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.32)	$(0.22)
Earnings per share - diluted
Income (loss) from continuing operations attributable to RLHC	$(0.32)	$(0.22)
Income (loss) from discontinued operations	—	—
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.32)	$(0.22)
Weighted average shares - basic	20,050	19,846
Weighted average shares - diluted	20,050	19,846

Non-GAAP Financial Measures:(1)
EBITDA	$(820)	$(84)	$(736)	(876.2)%
Adjusted EBITDA	$(629)	$313	$(942)	301.0%
Adjusted net income (loss)	$(6,139)	$(4,021)	(2,118)	(52.7)%
(1) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except per share amounts)

	Year Ended December 31,
	2015	2014	$ Change	% Change
Revenue:
Company operated hotels	$116,187	$118,616	(2,429)	(2.0)
Other revenues from managed properties	3,586	—	3,586	n/m
Franchised hotels	12,039	9,618	2,421	25.2
Entertainment	11,057	17,115	(6,058)	(35.4)
Other	51	77	(26)	(33.8)
Total revenues	142,920	145,426	(2,506)	(1.7)
Operating expenses:
Company operated hotels	92,057	94,241	(2,184)	(2.3)
Other costs from managed properties	3,586	—	3,586	n/m
Franchised hotels	11,233	7,004	4,229	60.4
Entertainment	10,118	14,785	(4,667)	(31.6)
Other	35	318	(283)	(89.0)
Depreciation and amortization	13,315	12,762	553	4.3
Hotel facility and land lease	6,569	5,210	1,359	26.1
Loss (gain) on asset dispositions, net	(17,692)	(4,006)	(13,686)	341.6
General and administrative expenses	9,819	8,353	1,466	17.6
Total operating expenses	129,040	138,667	(9,627)	(6.9)
Operating income (loss)	13,880	6,759	7,121	105.4
Other income (expense):
Interest expense	(6,979)	(4,575)	(2,404)	52.5
Loss on early retirement of debt	(2,847)	—	(2,847)	n/m
Other income, net	47	339	(292)	(86.1)
Other income (expense)	(9,779)	(4,236)	(5,543)	130.9
Income (loss) before taxes	4,101	2,523	1,578	62.5
Income tax expense (benefit)	85	31	54	174.2
Net income (loss) from continuing operations	4,016	2,492	1,524	61.2
Discontinued operations: (1)
Income (loss) from discontinued business units, net of income tax (benefit) expense of $0	—	(187)	187	(100.0)
Loss on disposal of the assets of the discontinued business units, net of income tax (benefit) expense of $0	—	(2)	2	(100.0)
Net income (loss) from discontinued operations	—	(189)	189	(100.0)
Net income (loss)	4,016	2,303	1,713	74.4
Net (income) loss attributable to noncontrolling interest	(1,297)	—	(1,297)	n/m
Net income (loss) attributable to Red Lion Hotels Corporation	2,719	2,303	416	18.1
Unrealized gains (losses) on cash flow hedge, net of tax	—	(44)	44	(100.0)
Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$2,719	$2,259	460	20.4
Earnings per share - basic
Income (loss) from continuing operations attributable to RLHC	$0.14	$0.13
Income (loss) from discontinued operations	—	(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$0.14	$0.12
Earnings per share - diluted
Income (loss) from continuing operations attributable to RLHC	$0.13	$0.13
Income (loss) from discontinued operations	—	(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$0.13	$0.12
Weighted average shares - basic	19,983	19,785
Weighted average shares - diluted	20,200	19,891

Non-GAAP Financial Measures:(2)
EBITDA	$23,098	$19,671	$3,427	17.4%
Adjusted EBITDA	$12,463	$13,350	$(887)	(6.6)%
Adjusted net income (loss)	(7,916)	(4,018)	(3,898)	97.0%
(1) Discontinued operations includes a hotel in Eugene, Oregon that ceased operations in first quarter 2014.
(2) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except per share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$23,898	$5,126
Restricted cash	11,304	225
Short-term investments	18,085	—
Accounts receivable, net	8,164	6,752
Notes receivable	929	2,944
Inventories	721	1,013
Prepaid expenses and other	2,149	3,671
Assets held for sale	—	21,173
Total current assets	65,250	40,904
Property and equipment, net	195,390	160,410
Goodwill	8,512	8,512
Intangible assets, net	15,301	7,012
Notes receivable, long term	1,676	2,340
Other assets, net	1,089	2,132
Total assets	$287,218	$221,310
LIABILITIES
Current liabilities:
Accounts payable	$9,263	$2,952
Accrued payroll and related benefits	6,163	4,567
Other accrued entertainment liabilities	9,211	5,625
Other accrued liabilities	3,225	2,547
Deferred income taxes	—	2,778
Total current liabilities	27,862	18,469
Long-term debt, due after one year, net of debt issuance costs	87,557	58,981
Deferred income	1,326	2,988
Deferred income taxes	2,872	35
Total liabilities	119,617	80,473
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock- 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock- 50,000,000 shares authorized; $0.01 par value; 20,051,145 and 19,846,508 shares issued and outstanding	201	198
Additional paid-in capital, common stock	143,901	153,671
Accumulated other comprehensive income (loss), net of tax	—	(203)
Retained earnings (accumulated deficit)	(10,110)	(12,829)
Total Red Lion Hotels Corporation stockholders' equity	133,992	140,837
Noncontrolling interest	33,609	—
Total stockholders’ equity	167,601	140,837
Total liabilities and stockholders’ equity	$287,218	$221,310

RED LION HOTELS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2015	2014
	(In thousands)
Operating activities:
Net income	$4,016	$2,303
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,315	12,762
Amortization of debt issuance costs	935	124
Gain on disposition of property, equipment and other assets, net	(17,692)	(4,006)
Loss on early retirement of debt	2,763	—
Deferred income taxes	59	6
Equity in investments	55	36
Stock based compensation expense	1,932	1,455
Provision for doubtful accounts	654	170
Change in current assets and liabilities:
Restricted cash for interest payments and other	(4,404)	(225)
Accounts receivable	(1,901)	(635)
Notes receivable	(167)	(153)
Inventories	234	198
Prepaid expenses and other	556	(890)
Accounts payable	3,381	(1,811)
Other accrued liabilities	5,944	1,399
Net cash provided by operating activities	9,680	10,733
Investing activities:
Capital expenditures	(16,542)	(24,891)
Purchase of Atlanta hotel property held in joint venture	(6,421)	—
Acquisition of Washington DC hotel business	(22,651)	—
Purchase of GuestHouse International assets	(8,856)	—
Proceeds from disposition of property and equipment	38,681	17,316
Proceeds from redemption of trust common securities	909	—
Collection of notes receivable related to property sales	3,509	1,914
Advance note receivable	(652)	—
Purchases of short-term investments	(18,720)	—
Sales of short-term investments	635	—
Change in restricted cash for property improvements	(6,675)	—
Other, net	28	61
Net cash (used in) investing activities	(36,755)	(5,600)
Financing activities:
Borrowings on long-term debt	90,772	—
Repayments of long-term debt	(30,528)	(12,973)
Repayment of debentures to Red Lion Hotels Capital Trust	(30,825)	—
Debt issuance costs	(4,028)	(6)
Proceeds from sale of interests in joint ventures	23,461	—
Distributions to noncontrolling interest	(2,638)	—
Reduction of additional paid in capital for canceled restricted stock units	(347)	(155)
Other, net	(20)	69
Net cash provided by (used in) financing activities	45,847	(13,065)
Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	18,772	(7,932)
Cash and cash equivalents at beginning of year	5,126	13,058
Cash and cash equivalents at end of year	$23,898	$5,126

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

Systemwide Hotels as of December 31, 2015
	Hotels	Rooms
Company operated hotels
Majority owned and consolidated	14	2,761
Leased	4	867
Managed	2	361
Franchised hotels	104	10,868
Total systemwide	124	14,857

Comparable Hotel Statistics from Continuing Operations (1)(5)
	For the three months ended December 31,
	2015				2014
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels
Midscale	61.6%		$86.68	$53.39	58.5%	$84.63	$49.52
Franchised hotels
Midscale	48.5%		$83.15	$40.37	47.4%	$79.46	$37.63
Economy (pro forma) (5)	42.0%		$64.99	$27.28	43.5%	$64.14	$27.89
Systemwide
Midscale	55.6%		$85.25	$47.37	53.3%	$82.50	$44.00
Economy (pro forma) (5)	42.0%		$64.99	$27.28	43.5%	$64.14	$27.89

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Company operated hotels
Midscale	310	bps	2.4%	7.8%
Franchised hotels
Midscale	110	bps	4.6%	7.3%
Economy (pro forma) (5)	(150)	bps	1.3%	(2.2)%
Systemwide
Midscale	230	bps	3.3%	7.7%
Economy (pro forma) (5)	(150)	bps	1.3%	(2.2)%

(1)
Certain operating results for the periods included in this report are shown on a comparable hotel basis. With the exception of pro forma economy hotels, comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current period under materially similar operations.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.
(5)
We acquired the franchise license agreements of GuestHouse International and Settle Inn & Suites properties on April 30, 2015. Results presented prior to that date are attributable to and provided by the prior owner.

Comparable Hotel Statistics from Continuing Operations (1)(5)
	For the year ended December 31,
	2015				2014
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels
Midscale	69.7%		$95.62	$66.63	66.3%	$91.02	$60.38
Franchised hotels
Midscale	57.1%		$87.34	$49.87	52.4%	$83.33	$43.70
Economy (pro forma) (5)	51.2%		$69.74	$35.72	50.3%	$68.39	$34.41
Systemwide
Midscale	63.9%		$92.19	$58.87	60.0%	$87.94	$52.74
Economy (pro forma) (5)	51.2%		$69.74	$35.72	50.3%	$68.39	$34.41

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Company operated hotels
Midscale	340	bps	5.1%	10.4%
Franchised hotels
Midscale	470	bps	4.8%	14.1%
Economy (pro forma) (5)	90	bps	2.0%	3.8%
Systemwide
Midscale	390	bps	4.8%	11.6%
Economy (pro forma) (5)	90	bps	2.0%	3.8%

(1)
Certain operating results for the periods included in this report are shown on a comparable hotel basis. With the exception of pro forma economy hotels, comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current period under materially similar operations.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.
(5)
We acquired the franchise license agreements of GuestHouse International and Settle Inn & Suites properties on April 30, 2015. Results presented prior to that date are attributable to and provided by the prior owner.

Red Lion Hotels Corporation
Comparable Operating Results and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. With the exception of pro forma economy hotels, comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current period under materially similar operations.

We utilize these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Company operated hotel revenue from continuing operations	$26,406	$24,534	$119,773	$118,616
less: revenue from sold and closed hotels	(452)	(3,409)	(5,707)	(21,244)
less: revenue from hotels without comparable results	(3,348)	—	(7,027)	—
Comparable company operated hotel revenue	$22,606	$21,125	$107,039	$97,372

Company operated hotel operating expenses from continuing operations	24,791	21,414	95,643	94,241
less: operating expenses from sold and closed hotels	(523)	(2,878)	(4,639)	(16,738)
less: operating expenses from hotels without comparable results	(3,639)	—	(9,030)	—
Comparable company operated hotel operating expenses	$20,629	$18,536	$81,974	$77,503

Company operated hotel direct operating margin from continuing operations	$1,615	$3,120	$24,130	$24,375
less: operating margin from sold and closed hotels	71	(531)	(1,068)	(4,506)
less: operating margin from hotels without comparable results	291	—	2,003	—
Comparable company operated hotel direct margin	$1,977	$2,589	$25,065	$19,869
Comparable company operated hotel direct margin %	8.7%	12.3%	23.4%	20.4%

Red Lion Hotels Corporation
Reconciliation of Non-GAAP Measures
(unaudited)
($ in thousands)
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.
Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.
EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA and Adjusted net income (loss) differently than we do or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

		Three Months Ended December 31,		Year Ended December 31,
		2015	2014	2015	2014
Net income (loss) attributable to Red Lion Hotels Corporation		$(6,330)	$(4,418)	$2,719	$2,303
	Depreciation and amortization	3,711	3,196	13,315	12,762
	Interest expense	1,751	1,138	6,979	4,575
	Income tax (benefit) expense	48	—	85	31
EBITDA		(820)	(84)	23,098	19,671
	Noncontrolling interests (1)	(1,356)	—	1,297	—
	Loss on discontinued operations (2)	—	—	—	189
	Gain on asset dispositions (3)	(1,296)	(475)	(17,808)	(3,996)
	Loss on early retirement of debt (4)	1,689	—	2,847	—
	Lease termination costs (5)	375	750	2,250	750
	Franchise termination fees (6)	—	—	—	(2,095)
	Termination of loyalty program (7)	—	(234)	—	(1,525)
	Acquisition costs (8)	779	—	779	—
	Separation costs (9)	—	356	—	356
Adjusted EBITDA		$(629)	$313	$12,463	$13,350

(1)	Represents noncontrolling interests in consolidated joint ventures.
(2)	Discontinued operations include a hotel in Eugene, Oregon that ceased operations in the first quarter of 2014.
(3)
In the fourth quarter of 2015, we recorded $1.3 million gain on sale of RLHC's portion of the RLH building. In the first quarter of 2015, we recorded $16.4 million in gain on the sales of the Bellevue and Wenatchee properties. In the second quarter of 2014, we recorded $3.5 million in gain on the sales of the Yakima, Kelso, Kennewick and Canyon Springs properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of comprehensive income (loss).

(4)	In the first and fourth quarters of 2015, we recorded $1.2 million and $1.7 million, respectively, loss on the early retirement of our corporate debt and Trust Preferred Securities.
(5)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded additional amortized lease termination fees in 2015.
(6)
In the second quarter of 2014, we recorded $2.1 million in revenue for an early termination fee related to the Seattle Fifth Avenue Hotel terminating its franchise agreement. This amount is included in the line item "Franchised hotels revenue" on the accompanying consolidated statements of comprehensive income (loss).

(7)
In the first quarter of 2015, we determined a non-cash benefit related to the termination of our loyalty program, which was recognized in 2014, should have been adjusted out of our 2014 non-GAAP results. As a result, we have reflected the adjustment from our 2014 non-GAAP results reported above.

(8)	During 2015, we acquired a hotel that was accounted for as a business combination. We recorded $0.8 million in transaction costs.
(9)	During the fourth quarter of 2014, we recorded a $0.4 million separation cost associated with the separation of the former Executive Vice President and Chief Financial Officer.

Red Lion Hotels Corporation
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

		Three Months Ended December 31,		Year Ended December 31,
		2015	2014	2015	2014
Net income (loss) attributable to Red Lion Hotels Corporation		$(6,330)	$(4,418)	$2,719	$2,303
	Noncontrolling interests (1)	(1,356)	—	1,297	—
	Loss on discontinued operations (2)	—	—	—	189
	Gain on asset dispositions (3)	(1,296)	(475)	(17,808)	(3,996)
	Loss on early retirement of debt (4)	1,689	—	2,847	—
	Lease termination costs (5)	375	750	2,250	750
	Franchise termination fees (6)	—	—	—	(2,095)
	Termination of loyalty program (7)	—	(234)	—	(1,525)
	Acquisition costs (8)	779	—	779	—
	Separation costs (9)	—	356	—	356
Adjusted net income (loss)		$(6,139)	$(4,021)	$(7,916)	$(4,018)

Adjusted net income (loss) per share		(0.31)	(0.20)	(0.40)	(0.20)
Weighted average shares - basic		20,050	19,846	19,983	19,785
Weighted average shares - diluted		20,050	19,846	19,983	19,785

(1)	Represents noncontrolling interests in consolidated joint ventures.
(2)	Discontinued operations include a hotel in Eugene, Oregon that ceased operations in the first quarter of 2014.
(3)
In the fourth quarter of 2015, we recorded $1.3 million gain on sale of RLHC's portion of the RLH building. In the first quarter of 2015, we recorded $16.4 million in gain on the sales of the Bellevue and Wenatchee properties. In the second quarter of 2014, we recorded $3.5 million in gain on the sales of the Yakima, Kelso, Kennewick and Canyon Springs properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of comprehensive income (loss).

(4)	In the first and fourth quarters of 2015, we recorded $1.2 million and $1.7 million, respectively, loss on the early retirement of our corporate debt and Trust Preferred Securities.
(5)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded additional amortized lease termination fees in 2015.
(6)
In the second quarter of 2014, we recorded $2.1 million in revenue for an early termination fee related to the Seattle Fifth Avenue Hotel terminating its franchise agreement. This amount is included in the line item "Franchised hotels revenue" on the accompanying consolidated statements of comprehensive income (loss).

(7)
In the first quarter of 2015, we determined a non-cash benefit related to the termination of our loyalty program, which was recognized in 2014, should have been adjusted out of our 2014 non-GAAP results. As a result, we have reflected the adjustment from our 2014 non-GAAP results reported above.

(8)	During 2015, we acquired a hotel that was accounted for as a business combination. We recorded $0.8 million in transaction costs.
(9)	During the fourth quarter of 2014, we recorded a $0.4 million separation cost associated with the separation of the former Executive Vice President and Chief Financial Officer.